Exhibit 99-3

                   Exelon Corporation and Subsidiary Companies
                   Financial Statements and Supplementary Data

                        Report of Independent Accountants

To the Shareholders and
Board of Directors of
Exelon Corporation:


In our opinion, the accompanying consolidated balance sheets and related consolidated statements of income, cash flows and changes in shareholders' equity and comprehensive income present fairly, in all material respects, the financial position of Exelon Corporation and Subsidiary Companies (Exelon) at December 31, 2000 and December 31, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Exelon's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, Exelon acquired Unicom Corporation on October 20, 2000 in a business combination accounted for under the purchase method of accounting. The results of Unicom Corporation are included in the consolidated financial statements since the acquisition date.

As discussed in Note 4 to the consolidated financial statements, Exelon changed its method of accounting for nuclear outage costs in 2000.


PricewaterhouseCoopers LLP

Chicago,  Illinois
January 30, 2001, except for
Note 21 PETT Refinancing for
which the date is March 1, 2001

                                   Exelon Corporation and Subsidiary Companies
                                        Consolidated Statements of Income

                                                                         For the Years Ended December 31,
                                                                         --------------------------------
                                                                      2000              1999             1998
                                                                    -------           -------           -------
                                                                         In Millions, except per share data
                                                                         ----------------------------------
Operating Revenues                                                  $ 7,499           $ 5,478           $ 5,325
Operating Expenses
  Fuel and Purchased Power                                            2,606             2,152             1,811
  Operating and Maintenance                                           2,310             1,454             1,198
  Merger-Related Costs                                                  276                --                --
  Early Retirement and Separation Program                                --                --               125
  Depreciation and Amortization                                         458               237               643
  Taxes Other Than Income                                               322               262               280
                                                                    -------           -------           -------
Total Operating Expenses                                              5,972             4,105             4,057
                                                                    -------           -------           -------
   Operating Income                                                   1,527             1,373             1,268
                                                                    -------           -------           -------
Other Income and Deductions
  Interest Expense                                                     (608)             (396)             (331)
  Distributions on Preferred Securities of Subsidiaries                 (24)              (33)              (44)
  Equity in Earnings (Losses) of Unconsolidated Affiliates              (41)              (38)              (54)
  Other, Net                                                             53                59                 1
                                                                    -------           -------           -------
   Total Other Income and Deductions                                   (620)             (408)             (428)
                                                                    -------           -------           -------
Income Before Income Taxes, Extraordinary Items and
   Cumulative Effect of a Change in Accounting Principle                907               965               840
Income Taxes                                                            341               358               320
                                                                    -------           -------           -------
Income Before Extraordinary Items and Cumulative Effect
   Of a Change in Accounting Principle                                  566               607               520
Extraordinary Items (net of income taxes of $2, $25, and
  $14 for 2000, 1999, and 1998, respectively)                            (4)              (37)              (20)
Cumulative Effect of a Change in Accounting Principle
  (net of income taxes of $16)                                           24                --                --
                                                                    -------           -------           -------
Net Income                                                          $   586           $   570           $   500
                                                                    =======           =======           =======

Average Shares of Common Stock Outstanding                              202               196               223
                                                                    =======           =======           =======

Earnings Per Share:
  Basic:
   Income Before Extraordinary Items and Cumulative
     Effect of a Change in Accounting Principle                     $  2.81           $  3.10           $  2.33
   Extraordinary Items                                                (0.02)            (0.19)            (0.09)
   Cumulative Effect of a Change in Accounting Principle               0.12                --                --
                                                                    -------           -------           -------
  Net Income                                                        $  2.91           $  2.91           $  2.24
                                                                    =======           =======           =======

  Diluted:
   Income Before Extraordinary Items and Cumulative
     Effect of a Change in Accounting Principle                     $  2.77           $  3.08           $  2.32
   Extraordinary Items                                                (0.02)            (0.19)            (0.09)
   Cumulative Effect of a Change in Accounting Principle               0.12                --                --
                                                                    -------           -------           -------
  Net Income                                                        $  2.87           $  2.89           $  2.23
                                                                    =======           =======           =======

Dividends Per Common Share                                          $  0.91           $  1.00           $  1.00
                                                                    =======           =======           =======


                                 See Notes to Consolidated Financial Statements


                                                                                                          Page 3


                                       Exelon Corporation and Subsidiary Companies
                                          Consolidated Statements of Cash Flows

                                                                                   For the Years Ended December 31,
                                                                                   --------------------------------
                                                                               2000             1999               1998
                                                                               ----             ----               ----
                                                                                           (In Millions)
                                                                                            -----------
Cash Flows from Operating Activities
 Net Income                                                                 $   586           $   570           $   500
 Adjustments to reconcile Net Income to Net
  Cash Flows provided by Operating Activities:
   Depreciation and Amortization                                                607               358               765
   Extraordinary Items (net of income taxes)                                      4                37                20
   Cumulative Effect of a Change in Accounting
     Principle (net of income taxes)                                            (24)               --                --
   Provision for Uncollectible Accounts                                          89                59                72
   Deferred Income Taxes                                                        193                 7              (115)
   Merger-Related Costs                                                         276                --                --
   Early Retirement and Separation Program                                       --                --               125
   Deferred Energy Costs                                                        (79)               23                 6
   Equity in (Earnings) Losses of Unconsolidated Affiliates                      41                38                54
   Other Operating Activities                                                   (87)                6               (22)
 Changes in Working Capital:
   Accounts Receivable                                                         (445)             (159)                3
   Repurchase of Accounts Receivable                                            (50)             (150)               --
   Inventories                                                                   49               (43)               14
   Accounts Payable, Accrued Expenses, & Other Current Liabilities              (35)              149                63
   Other Current Assets                                                         (29)              (12)                1
                                                                            -------           -------           -------
Net Cash Flows provided by Operating Activities                               1,096               883             1,486

Cash Flows from Investing Activities
  Investment in Plant                                                          (752)             (491)             (415)
  Unicom Merger Consideration                                                  (507)               --                --
  Proceeds from Direct Financing Leases                                       1,228                --                --
  Investment in Sithe Energies, Inc.                                           (704)               --                --
  Exelon Infrastructure Services Acquisitions                                  (245)             (222)               --
  Investments in and Advances to Joint Ventures                                  --              (118)              (59)
  Contributions to Nuclear Decommissioning Trust Funds                         (115)              (26)              (21)
  Other Investing Activities                                                   (108)              (29)              (26)
                                                                            -------           -------           -------
Net Cash Flows used in Investing Activities                                  (1,203)             (886)             (521)

Cash Flows from Financing Activities
  Issuance of Long-Term Debt, net of issuance costs                           1,021             4,170                13
  Common Stock Repurchases                                                     (496)           (1,705)               --
  Retirement of Long-Term Debt                                                 (665)           (1,343)             (842)
  Change in Short-Term Debt                                                      10              (388)              124
  Redemption of Preferred Securities of Subsidiaries                            (19)             (258)              (81)
  Issuance of Preferred Securities of Subsidiaries                               --                --                78
  Dividends on Common Stock                                                    (157)             (196)             (223)
  Capital Lease Payments                                                         --              (139)              (60)
  Other Financing Activities                                                     51                42                41
                                                                            -------           -------           -------
Net Cash Flows provided by (used in) Financing Activities                      (255)              183              (950)
                                                                            -------           -------           -------

Increase (Decrease) in Cash and Cash Equivalents                               (362)              180                15
Cash and Cash Equivalents at beginning of period                                228                48                33
Cash Acquired in Unicom Merger                                                  974                --                --
                                                                            -------           -------           -------
Cash and Cash Equivalents at end of period                                  $   840           $   228           $    48
                                                                            =======           =======           =======


                                     See Notes to Consolidated Financial Statements

                                                                                                                  Page 4

                        Exelon Corporation and Subsidiary Companies
                                Consolidated Balance Sheets

                                                                      At December 31,
                                                                  2000             1999
                                                               --------          --------
                        Assets                                         (In Millions)
                                                                        -----------
Current Assets
 Cash and Cash Equivalents                                     $    840          $    228
 Accounts Receivable, net
   Customer                                                       2,137               344
   Other                                                            415               360
 Inventories, at average cost
   Fossil Fuel                                                      157               113
   Materials and Supplies                                           297                93
 Deferred Income Taxes                                               62                --
 Other                                                              276                83
                                                               --------          --------
   Total Current Assets                                           4,184             1,221
                                                               --------          --------

Property, Plant and Equipment, net                               12,936             5,004

Deferred Debits and Other Assets
 Regulatory Assets                                                7,135             6,072
 Nuclear Decommissioning Trust Funds                              3,109               408
 Investments                                                      1,583               130
 Goodwill, net                                                    5,186               121
 Other                                                              464               131
                                                               --------          --------
   Total Deferred Debits and Other Assets                        17,477             6,862
                                                               --------          --------
Total Assets                                                   $ 34,597          $ 13,087
                                                               ========          ========

                 Liabilities and Shareholders' Equity

Current Liabilities
 Notes Payable, Bank                                           $  1,373          $    163
 Long-Term Debt Due Within One Year                                 908               128
 Accounts Payable                                                 1,193               270
 Accrued Expenses                                                   720               616
 Deferred Income Taxes                                               --                14
 Other                                                              457                95
                                                               --------          --------
   Total Current Liabilities                                      4,651             1,286
                                                               --------          --------

Long-Term Debt                                                   12,958             5,969

Deferred Credits and Other Liabilities
 Deferred Income Taxes                                            4,409             2,411
 Unamortized Investment Tax Credits                                 330               286
 Nuclear Decommissioning Liability for Retired Plants             1,301                --
 Pension Obligations                                                567               213
 Non-Pension Postretirement Benefits Obligation                     819               443
 Spent Nuclear Fuel Obligation                                      810                --
 Other                                                              907               385
                                                               --------          --------
   Total Deferred Credits and Other Liabilities                   9,143             3,738
                                                               --------          --------

Preferred Securities of Subsidiaries                                630               321

Commitments and Contingencies

Shareholders' Equity
 Common Stock                                                     6,883             3,577
 Deferred Compensation                                               --                (3)
 Retained Earnings(Accumulated Deficit)                             332              (100)
 Treasury Stock, at cost                                             --            (1,705)
 Accumulated Other Comprehensive Income                              --                 4
                                                               --------          --------
   Total Shareholders' Equity                                     7,215             1,773
                                                               --------          --------
Total Liabilities and Shareholders' Equity                     $ 34,597          $ 13,087
                                                               ========          ========


                      See Notes to Consolidated Financial Statements

                                                                                    Page 5

                                Exelon Corporation and Subsidiary Companies
            Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income

Year Ended December 31,                        2000                  1999                  1998
-----------------------                        ----                  ----                  ----
                                         Shares    Amount      Shares    Amount      Shares    Amount
                                         ------    ------      ------    ------      ------    ------
                                                 (dollars in millions and shares in thousands)
Common Stock
------------
Balance at Beginning of Year              225,354    $3,577     224,684    $3,558     222,547    $3,507
Capital Stock Activity:
   Cancellation of Treasury Shares        (54,875)   (2,175)                   --                    --
   Long Term Incentive Plan Issuances         563        67         670        19       2,137        51
   Reorganization Pursuant to Share Exchange             (7)                   --                    --
   Shares Issued to Acquire Unicom        147,963     5,310                    --                    --
   Merger Consideration - Stock Options                 111                    --                    --
                                        ---------------------------------------------------------------
Balance at End of Year                    319,005    $6,883     225,354    $3,577     224,684    $3,558

Deferred Compensation
---------------------
Balance at Beginning of Year                            $(3)                  $--                   $--
Amortization                                              5                     2                    --
Long Term Incentive Plan Issuances                       (9)                   (5)                   --
Reorganization Pursuant to Share Exchange                 7                    --                    --
                                                 ------------------------------------------------------
Balance at End of Year                                  $--                   $(3)                  $--

Retained Earnings(Accumulated Deficit)
--------------------------------------
Balance at Beginning of Year                          $(100)                $(501)                $(781)
Net Income                                              586                   570                   500
Dividends:
   Common Stock                                        (157)                 (196)                 (223)
Capital Stock Activity:
   Expenses of Capital Stock Activity                    --                    --                     3
   Stock Forward Repurchase Contract                     (5)                   12                    (8)
   Long Term Incentive Plan Issuances                     8                    15                     8
                                                 ------------------------------------------------------
Balance at End of Year                                 $332                 $(100)                $(501)

Treasury Shares
---------------
Balance at Beginning of Year               44,082   $(1,705)                  $--                   $--
Capital Stock Activity:
   Repurchase of Common Stock              11,950      (496)     22,610    (1,009)                   --
   Stock Forward Repurchase Contract                     --      21,489      (696)                   --
   Long Term Incentive Plan Issuances        (195)        7                    --                    --
   Stock Option Exercises                    (962)       19         (17)       --                    --
   Cancellation of Treasury Shares        (54,875)    2,175                    --                    --
                                          -------------------------------------------------------------
Balance at End of Year                         --       $--      44,082   $(1,705)                  $--

Accumulated Other Comprehensive Income
--------------------------------------
Balance at Beginning of Year                             $4                   $--                   $--
Unrealized Gain(Loss) on Marketable Securities,
   net of income taxes of $(3), $3,
   and $0, respectively                                  (4)                    4                    --
                                                 ------------------------------------------------------
Balance at End of Year                                  $--                    $4                   $--

Total Shareholders' Equity                           $7,215                $1,773                $3,057
                                                     ======                ======                ======
Comprehensive Income
--------------------
Net Income                                             $586                  $570                  $500
Other Comprehensive Income, net of income taxes          (4)                    4                    --
                                                 ----------            ----------            ----------
Total Comprehensive Income                             $582                  $574                  $500
                                                 ==========            ==========            ==========

                               See Notes to Consolidated Financial Statements

                                                                                                     Page 6

                   Exelon Corporation and Subsidiary Companies
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Dollars in millions, except per share data unless otherwise noted)

1. Significant Accounting Policies

Description of Business
         On October 20, 2000, Exelon Corporation (Exelon) became the parent corporation for each of PECO Energy Company (PECO) and Commonwealth Edison Company (ComEd). See Note 2 - Merger. Exelon is a utility services holding company engaged, through its subsidiaries, in the production, purchase, transmission, distribution and sale of electricity to 5 million retail customers, and the distribution and sale of natural gas to 425,000 retail customers. Exelon's retail electric service territories are located principally in southeastern Pennsylvania, including the City of Philadelphia, and northern Illinois, including metropolitan Chicago. Exelon also engages in the wholesale marketing of electricity, the provision of utility infrastructure, communications and other utility related services in various regions of the United States.

Basis of Presentation
         The consolidated financial statements of Exelon include the accounts of its majority-owned subsidiaries after the elimination of intercompany transactions. Exelon accounts for its 20% to 50% owned investments and joint ventures, in which it exerts significant influence, under the equity method of accounting. Exelon consolidates its proportionate interest in its jointly owned electric utility plants. Exelon accounts for its less than 20% owned investments under the cost method of accounting. Accounting policies for regulated operations are in accordance with those prescribed by the regulatory authorities having jurisdiction, principally the Pennsylvania Public Utility Commission
(PUC), the Illinois Commerce Commission (ICC), the Federal Energy Regulatory Commission (FERC) and the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA).

         Exelon, formed as a wholly owned subsidiary of PECO in 1999, became the parent company of PECO when each share of outstanding common stock of PECO was exchanged for one share of Exelon common stock in connection with the merger. See Note 2 - Merger. In addition, for accounting purposes, PECO was deemed the acquiror in the merger. Accordingly, the financial statements for the periods presented represent the historical financial statements of PECO pursuant to the reorganization and the historical information of the former Unicom entity from October 20, 2000 reflecting the acquisition.

Accounting for the Effects of Regulation
         Exelon accounts for all of its regulated electric and gas operations in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," requiring Exelon to record the financial statement effects of the rate regulation to which such operations are currently subject. Use of SFAS No. 71 is applicable to the utility operations of Exelon that meet the following criteria: (1) third-party regulation of rates; (2) cost-based rates; and (3) a reasonable assumption that all costs will be recoverable from customers through rates. Exelon believes that it is probable that regulatory assets associated with these operations will be recovered. If a separable portion of Exelon's business no longer meets the provisions of SFAS No. 71, Exelon is required to eliminate the financial statement effects of regulation for that portion.

Use of Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues
         Operating revenues are generally recorded as service is rendered or energy is delivered to customers. At the end of each month, Exelon accrues an estimate for the unbilled amount of energy delivered or services provided to its electric and gas customers. Exelon recognizes contract revenue and profits on long-term fixed-price contracts from its services businesses by the percentage-of-completion method of accounting based on costs incurred as a percentage of estimated total costs of individual contracts.

Purchased Gas Adjustment Clause
         PECO's natural gas rates are subject to a fuel adjustment clause designed to recover or refund the difference between the actual cost of purchased gas and the amount included in base rates. Differences between the amounts billed to customers and the actual costs recoverable are deferred and recovered or refunded in future periods by means of prospective quarterly adjustments to rates.

Nuclear Fuel
         The cost of nuclear fuel is capitalized and charged to fuel expense using the unit of production method. Estimated costs of nuclear fuel disposal are charged to fuel expense as the related fuel is consumed.

Depreciation, Amortization and Decommissioning
         Depreciation is provided over the estimated service lives of property, plant and equipment on a straight line basis. Annual depreciation provisions for financial reporting purposes, expressed as a percentage of average service life for each asset category are presented below:

    Asset Category                                    2000     1999     1998
    --------------                                    ----     ----     ----

    Electric -- Transmission and Distribution         4.16%    1.83%    1.96%
    Electric -- Generation                            5.02%    5.12%    5.26%
    Gas                                               2.39%    2.36%    2.40%
    Common                                            2.10%    2.13%    4.54%
    Other Property and Equipment                      8.11%    8.61%    2.80%

         Amortization of regulatory assets is provided over the recovery period as specified in the related regulatory agreement. Goodwill associated with the merger is being amortized on a straight line basis over 40 years. See Note 2 - Merger. Goodwill associated with other acquisitions is being amortized over periods from 10 to 20 years. Accumulated amortization of goodwill was $35 million and $1 million at December 31, 2000 and 1999, respectively.

         Exelon's estimate of the costs for decommissioning its nuclear generating stations is currently included in regulated rates. The amounts recovered from customers are deposited in trust accounts and invested for funding of future costs for current and retired plants. Exelon accounts for the current period's cost of decommissioning by recording a charge to depreciation expense and a corresponding liability in accumulated depreciation for its operating nuclear units and a reduction to regulatory assets for its retired units. Exelon believes that the amounts being recovered from customers through electric rates along with the earnings on the trust funds will be sufficient to fully fund its decommissioning obligations.

Capitalized Interest
         Exelon uses SFAS No. 34, "Capitalizing Interest Costs," to calculate the costs during construction of debt funds used to finance its non-regulated construction projects. Exelon recorded capitalized interest of $2 million, $6 million and $7 million in 2000, 1999 and 1998, respectively.

         Allowance for Funds Used During Construction (AFUDC) is the cost, during the period of construction, of debt and equity funds used to finance construction projects for regulated operations. AFUDC is recorded as a charge to Construction Work in Progress and as a non-cash credit to AFUDC which is included in Other Income and Deductions. The rates used for capitalizing AFUDC are computed under a method prescribed by regulatory authorities.

Income Taxes
         Deferred Federal and state income taxes are provided on all significant temporary differences between book bases and tax bases of assets and liabilities, transactions that reflect taxable income in a year different from book income and tax carryforwards. Investment tax credits previously utilized for income tax purposes have been deferred on the Consolidated Balance Sheets and are recognized in book income over the life of the related property. Exelon and its subsidiaries file a consolidated Federal income tax return. Income taxes are allocated to each of Exelon's subsidiaries within the consolidated group based on the separate return method.

Gains and Losses on Reacquired Debt
         Gains and losses on reacquired debt are recognized in Exelon's Consolidated Statements of Income as incurred. Gains and losses on reacquired debt related to regulated operations incurred prior to January 1, 1998, have been deferred and are being amortized to interest expense over the period approved for ratemaking purposes.

Comprehensive Income
         Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to shareholders. Comprehensive income is reflected in the Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income.

Cash and Cash Equivalents
         Exelon considers all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

Marketable Securities
         Marketable securities are classified as available-for-sale securities and are reported at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income. Unrealized gains and losses on marketable securities held in the nuclear decommissioning trust funds are reported in accumulated depreciation for operating units and as a reduction of regulatory assets for retired units. At December 31, 2000 and 1999, Exelon had no held-to-maturity or trading securities.

Property, Plant and Equipment
         Property, plant and equipment is recorded at cost. Exelon evaluates the carrying value of property, plant and equipment and other long-term assets based upon current and anticipated undiscounted cash flows, and recognizes an impairment when it is probable that such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. The cost of maintenance, repairs and minor replacements of property are charged to maintenance expense as incurred.

         Upon retirement, the cost of regulated property plus removal costs less salvage value, are charged to accumulated depreciation by the regulated subsidiaries in accordance with the provisions of SFAS No. 71. For unregulated property, the cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts and included in the determination of the gain or loss on disposition.

Capitalized Software Costs
         Costs incurred during the application development stage of software projects for software which is developed or obtained for internal use are capitalized. At December 31, 2000 and 1999, capitalized software costs totaled $285 million and $105 million, respectively, net of $53 million and $32 million accumulated amortization, respectively. Such capitalized amounts are amortized ratably over the expected lives of the projects when they become operational, not to exceed ten years. Certain capitalized software is being amortized over fifteen years pursuant to regulatory approval.

Retail and Wholesale Energy Commitments
         In the normal course of business, Exelon utilizes contracts for the forward sale and purchase of energy to manage the utilization of its available
generating   capability  and  provision  of  wholesale   energy  to
its retail affiliates. Exelon also utilizes energy option contracts and energy financial swap arrangements to limit the market price risk associated with the forward energy commodity contracts. Through December 31, 2000, Exelon recognized any gains or losses on forward commodity contracts when the underlying transactions affect earnings. Revenues and expenses associated with market price risk management contracts are amortized over the terms of such contracts.

         At December 31, 2000, Exelon's retail and wholesale activities included short-term and long-term commitments, which are carried at the lower of cost or market, to purchase and sell energy and energy-related products in the retail and wholesale markets with the intent and ability to deliver or take delivery. Revenue and expense associated with energy commitments is reported at the time the underlying physical transaction affects earnings.

Hedge Accounting
         Hedge accounting is applied only if the derivative reduces the risk of the underlying hedged item and is designated at inception as a hedge, with respect to the hedged item. If a derivative instrument ceased to meet the criteria for deferral, any gains or losses are recognized in income.

New Accounting Pronouncements
         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to establish accounting and reporting standards for derivatives. The new standard requires recognizing all derivatives as either assets or liabilities on the balance sheet at their fair value and specifies the accounting for changes in fair value depending upon the intended use of the derivative. In June 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," which delayed the effective date for SFAS No. 133 until fiscal years beginning after June 15, 2000. The effect of adopting SFAS No. 133 in the first quarter of 2001 will result in a cumulative after-tax increase in net income of approximately $17 million and other comprehensive income of approximately $21 million. The adoption will also impact the assets and liabilities recorded on the
Consolidated Balance Sheets of Exelon and may result in future earnings volatility. The determination of the impact of SFAS No. 133 is based on current interpretations of SFAS No. 133, including interpretations of the Derivatives Implementation Group of the FASB, related to the treatment of electricity capacity contracts. If final guidance, when issued, changes the treatment of electricity capacity contracts, the effects of the implementation of SFAS No. 133 may differ from the amounts disclosed above.

         In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a Replacement of FASB Statement No, 125." This new standard revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125without reconsideration. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and should be applied prospectively. At December 31, 2000, Exelon did not anticipate entering into any transactions that would be subject to the provisions of SFAS No. 140 when it becomes effective.

Reclassifications
         Dividends on preferred stock of PECO for 1999 and 1998 have been reclassified to Distributions on Preferred Securities of Subsidiaries, resulting in a deduction before, rather than after, net income. This reclassification reflects the current organizational structure in which PECO is a subsidiary of Exelon. Certain other prior year amounts have been reclassified for comparative purposes.

2. Merger

         On October 20, 2000, Exelon became the parent corporation for each of PECO and ComEd as a result of the completion of the transactions contemplated by an Agreement and Plan of Exchange and Merger, as amended (Merger Agreement), among PECO, Unicom Corporation (Unicom) and Exelon. Pursuant to the Merger Agreement, (a) each share of outstanding common stock of PECO was exchanged for one share of common stock of Exelon (Share Exchange) and (b) Unicom merged with and into Exelon (Merger and together with the Share Exchange, Merger Transaction). In the Merger Transaction, each share of the outstanding common stock of Unicom was converted into 0.875 shares of common stock of Exelon plus $3.00 in cash. Also pursuant to the Merger Agreement, PECO and Unicom repurchased approximately $1.5 billion of common stock prior to the closing of the Merger Transaction, with Unicom repurchasing approximately $1.0 billion of its common stock, and PECO repurchasing approximately $500 million of its common stock. As a result of the Share Exchange, Exelon became the owner of all of the common stock of PECO. As a result of the Merger, Unicom ceased to exist and its subsidiaries, including ComEd, became subsidiaries of Exelon.

         The Merger was accounted for using the purchase method of accounting. The total purchase price was $5,973 million. In connection with the Merger, Exelon issued 148 million shares of common stock in the amount of $5,310 million and paid $507 million in cash to Unicom shareholders pursuant to the terms of the Merger Agreement. The source of the cash consideration was borrowings under an Exelon term loan. In addition, the merger consideration included $111 million of fair value of stock options and awards for certain Unicom employees and $45 million of direct acquisition costs. The cost in excess of net assets acquired was $4,874 million, which will be amortized over forty years. Exelon's results of operations include Unicom's results of operations since October 20, 2000. The purchase price allocation is preliminary and further refinement may occur based upon the final resolution of employee severance obligations. The fair value of the assets acquired, including the cost in excess of net assets acquired, and liabilities assumed in the Merger are as follows:

             Current Assets (including cash of $974)                 $2,751
             Property, Plant and Equipment                            7,658
             Deferred Debits and Other Assets                         5,773
             Cost in excess of net assets acquired                    4,874
             Current Liabilities                                     (2,406)
             Long-Term Debt                                          (7,419)
             Deferred Credits and Other Liabilities                  (4,930)
             Preferred Securities of Subsidiaries                      (328)
                                                                     ------
                 Total purchase price                                $5,973
                                                                     ======

         Selected unaudited pro forma combined results of operations for the years ended December 31, 2000 and 1999, assuming the Merger Transaction occurred on January 1, 2000 and 1999, respectively, are presented as follows:
                                                       2000           1999
                                                       ----           ----
                                                            (unaudited)
             Total revenues                            $13,508       $12,225
             Net income                                 $1,216        $1,156
             Net income per common share (basic)        $3.81          $3.62
             Net income per common share (diluted)      $3.77          $3.58

         Merger related costs of $367 million ($220 million, net of income taxes) or $0.69 per common share (basic) and $0.68 per common share (diluted) have been excluded from the pro forma information above. Pro forma information assumes the effects of Unicom's 1999 fossil plant sale and the issuance of transition bonds and notes occurred at the beginning of 1999. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the Merger Transaction been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

Merger-Related Costs
         In association with the Merger Transaction, Exelon recorded certain reserves for restructuring costs. The reserves associated with PECO were charged to expense, while the reserves associated with Unicom were recorded as part of the application of purchase accounting and did not affect results of operations.

         Merger-related costs charged to expense in 2000 were $276 million consisting of $152 million of direct incremental costs and $124 million for employee costs. Direct incremental costs represent expenses directly associated with completing the Merger Transaction, including professional fees, regulatory approval and settlement costs, and settlement of compensation arrangements. Employee costs represent estimated severance payments and pension and postretirement benefits provided under Exelon's Merger Separation Plan (MSP) for eligible employees who are expected to be involuntarily terminated before October 2002 due to integration activities of the merged companies.

         Included in the purchase price allocation is a liability for exit costs of $307 million for additional employee costs and additional liabilities of approximately $39 million for estimated costs of exiting various business activities of former Unicom activities that were not compatible with the strategic business direction of Exelon. The employee costs include employee severance, actuarially determined pension and post-retirement costs, and relocation and other benefits of $128 million, $158 million and $21 million, respectively. The involuntary terminations are a result of merger integration and reengineering of processes, primarily in the areas of corporate support, generation, and energy delivery. The $307 million estimated liability is subject to a final determination of the level of benefits to be provided to a portion of the employees whose positions are expected to be eliminated as a result of the merger but are not eligible for the MSP. Adjustments to the liability to reflect final determination of benefit levels will be recorded as an adjustment to goodwill.

         Approximately 2,900 positions have been identified to be eliminated as a result of the Merger Transaction. Exelon anticipates that $282 million of employee costs will be funded from its pension and postretirement benefit plans and $149 million will be funded from general corporate funds. At December 31, 2000, the reserve balance for employee severance, relocation and other benefits was $144 million and is expected to be expended by October 2002.


3. Acquisitions

Sithe Energies, Inc. Acquisition
         On December 18, 2000, Exelon acquired 49.9% of the outstanding common stock of Sithe Energies, Inc. (Sithe) for $704 million, with an option to purchase the remaining common stock outstanding exercisable between December 2002 and December 2005, at a price to be determined based on prevailing market conditions.

         Sithe is an independent power generator in North America utilizing primarily fossil and hydro generation. The purchase involves approximately 10,000 megawatts (MW) of generation consisting of 3,800 MW of existing merchant generation, 2,500 MW under construction, and another 3,700 MW of generation in various stages of development, as well as Sithe's domestic marketing and development businesses. The generation assets are located primarily in Massachusetts and New York, but also include plants in Pennsylvania, California, Colorado and Idaho, as well as Canada and Mexico.

Exelon Infrastructure Services, Inc. Acquisitions
         In 2000, Exelon Infrastructure Services, Inc. (EIS), an unregulated majority owned subsidiary of Exelon, acquired the stock or assets of seven utility service contracting companies for an aggregate purchase price of approximately $245 million, net of cash acquired of $9 million, including EIS common stock valued at $14 million. The acquisitions were accounted for using the purchase method of accounting. The initial estimate of the excess of purchase price over the fair value of net assets acquired was approximately $216 million.

         The allocation of purchase price to the fair value of assets acquired and liabilities assumed in these acquisitions is as follows:

Current Assets (net of cash acquired)       $  63
Property, Plant and Equipment                  17
Cost in excess of net assets acquired         216
Current Liabilities                           (51)
                                           ------
Total                                       $ 245
                                            =====

         Cost in excess of net assets acquired associated with EIS acquisitions is being amortized over 20 years.

         At December 31, 2000 and 1999, Current Assets includes $70 million and $48 million, respectively, of Costs and Earnings in Excess of Billings on uncompleted contracts and Current Liabilities includes $23 million and $9 million, respectively, of Billings and Earnings in Excess of Costs on uncompleted contracts.

AmerGen Energy Company, LLC
         In August 2000, AmerGen Energy Company LLC (AmerGen), a joint venture with British Energy, Inc., a wholly owned subsidiary of British Energy plc, (British Energy), completed the purchase of Oyster Creek Nuclear Generating Facility (Oyster Creek) from GPU, Inc. (GPU) for $10 million. Under the terms of the purchase agreement, GPU agreed to fund outage costs not to exceed $89 million, including the cost of fuel, for a refueling outage that occurred in 2000. AmerGen will repay these costs to GPU in nine equal annual installments beginning in August 2001. In addition, AmerGen assumed full responsibility for the ultimate decommissioning of Oyster Creek. At the closing of the sale, GPU provided funding for the decommissioning trust of $440 million. In conjunction with this acquisition, AmerGen has received a fully funded decommissioning trust fund which has been computed assuming the anticipated costs to appropriately decommission Oyster Creek discounted to net present value using the NRC's mandated rate of 2%. AmerGen believes that the amount of the trust fund and investment earnings thereon will be sufficient to meet its decommissioning obligation. GPU is purchasing the electricity generated by Oyster Creek pursuant to a three-year power purchase agreement.


4. Accounting Change

         During the fourth quarter of 2000, as a result of the synchronization of accounting policies with Unicom in connection with the Merger Transaction, PECO changed its method of accounting for nuclear outage costs to record such costs as incurred. Previously, PECO accrued these costs over the operating unit cycle. As a result of the change in accounting method for nuclear outage costs, PECO recorded income of $24 million, net of income taxes of $16 million. The change is reported as a cumulative effect of a change in accounting principle on the Consolidated Statements of Income as of December 31, 2000, representing the balance of the nuclear outage cost reserve at January 1, 2000. On a pro forma basis, Exelon reported net income for 1999 and 1998 would have been decreased by $6 million, or $0.03 per diluted share and increased by $11 million, or $0.05 per diluted share, respectively.

5. Regulatory Issues

ComEd
         In 2000, the phased process to implement competition in the electric industry continued as mandated by the requirements of the Illinois restructuring legislation.

Customer Choice
         As of December 31, 2000, all non-residential customers were eligible to choose a new electric supplier or elect the purchase power option which allows the purchase of electric energy from ComEd at market-based prices. ComEd's residential customers become eligible to choose a new electric supplier or elect the purchase power option in May 2002. As of December 31, 2000, over 9,500 non-residential customers, representing approximately 27% of ComEd's retail kilowatthour sales for the twelve months prior to the introduction of open-access, had elected to receive their electric energy from a residential electric supplier or had chosen the purchase power option. ComEd is unable to predict the long term impact of customer choice on results of operations.

Rate Reductions and Caps
         The Illinois restructuring legislation also provided a 15% residential base rate reduction effective August 1, 1998 with an additional 5% residential base rate reduction to be implemented in October 2001. Notwithstanding the rate reduction and subject to certain earnings tests, a rate freeze will generally be in effect until at least January 1, 2005. A utility may request a rate increase during the rate freeze period only when necessary to ensure the utility's financial viability. Under the Illinois restructuring legislation, if the earned return on common equity of a utility during this period exceeds an established threshold, one-half of the excess earnings must be refunded to customers. The threshold rate of return on common equity is based on the 30-Year Treasury Bond rate plus 8.5% in the years 2000 through 2004. Earnings for purposes of ComEd's rate cap include ComEd's net income calculated in accordance with generally accepted accounting principles and may include accelerated amortization of regulatory assets and the amortization of goodwill. As a result of the Illinois restructuring legislation, ComEd has recorded a $385 million regulatory asset that it expects to fully recover and amortize by the end of 2003. The utility's earned return on common equity and the threshold return on common equity for ComEd are each calculated on a two-year average basis. The earnings sharing provision is applicable only to ComEd's earnings. ComEd did not trigger in 2000 and does not currently expect to trigger the earnings sharing provisions of the Illinois restructuring legislation in the years 2001 through 2004.

PECO
         In 2000,  the phased  process to implement  competition in the electric
industry   continued  as  mandated  by  the  requirements  of  the  PUC's  Final
Restructuring Order.

Customer Choice
         The PUC's Final Restructuring Order provided for the phase-in of customer choice of electric generation supplier (EGS) for all customers: one-third of the peak load of each customer class on January 1, 1999; one-third on January 2, 1999; and the remaining one-third on January 1, 2000. The Final Restructuring Order also established market share thresholds to ensure that a minimum number of residential and commercial customers choose an EGS or a PECO affiliate. If less than 35% and 50% of residential and commercial customers have chosen an EGS, including residential customers assigned to an EGS as a provider of last resort default supplier, by January 1, 2001 and January 1, 2003, respectively, the number of customers sufficient to meet the necessary threshold levels shall be randomly selected and assigned to an EGS through a
PUC-determined process. On January 1, 2001, the 35% threshold was met for all three customer classes as a result of agreements assigning customers to New Power Company and Green Mountain as providers of last resort default service. At December 31, 2000, approximately 18% of PECO's residential load, 46% of its commercial load and 42% of its industrial load were purchasing generation from an alternative generation supplier.

Rate Reductions and Caps
         Under the Final Restructuring Order, retail electric rates were capped at year-end 1996 levels (system-wide average of 9.96 cents/kilowatt hour (kWh)) through June 2005. The Final Restructuring Order required PECO to reduce its retail electric rates by 8% from the 1996 system-wide average rate on January 1, 1999. This rate reduction decreased to 6% on January 1, 2000 until January 1, 2001. The transmission and distribution rate component were capped at a system-wide average rate of 2.98 cents/kWh through June 30, 2005. Additionally, generation rate caps, defined as the sum of the applicable transition charge and energy and capacity charge, will remain in effect through 2010.

         On March 16, 2000, the PUC issued an order authorizing PECO to securitize up to an additional $1 billion of its authorized stranded costs recovery. In accordance with the terms of that order, PECO will provide its retail customers with rate reductions in the total amount of $60 million beginning on January 1, 2001. This rate reduction will be effective for calendar year 2001 only.

         Under a comprehensive settlement agreement in connection with achieving regulatory approval of the Merger Transaction, PECO agreed to $200 million in rate reductions for all customers in Pennsylvania over the period January 1, 2002 through 2005 and extended the rate caps on PECO's retail electric distribution charges through December 31, 2006.


6. Supplemental Financial Information

Supplemental Income Statement Information

Taxes Other Than Income
                                                 For the Year Ended December 31,
                                                 -------------------------------
                                             2000             1999              1998
                                             ----             ----              ----
Gross receipts                               $159             $155              $156
Real estate                                    68               72                51
Payroll                                        41               28                30
Other                                          54                7                43
                                         --------          -------           -------
         Total                              $ 322            $ 262             $ 280
                                            =====            =====             =====

Other, Net
                                                 For the Year Ended December 31,
                                                 -------------------------------
                                             2000             1999              1998
                                             ----             ----              ----
Interest income                             $  62            $  52             $  26
Gain (loss) on disposition of assets, net     (19)              (1)               (5)
Settlement of power purchase agreement          6               --                14
AFUDC                                           3                4                 4
Other                                           1                4               (38)
                                          -------          -------             -----
         Total                              $  53            $  59            $    1
                                            =====            =====            ======

Supplemental Cash Flow Information

                                                          For the Year Ended December 31,
                                                          -------------------------------
                                                     2000              1999             1998
                                                     ----              ----             ----
Cash paid during the year:
Interest (net of amount capitalized)                  $519             $350              $385
Income taxes (net of refunds)                         $272             $304              $347
Noncash investing and financing:
     Issuance of Exelon shares for Unicom           $5,310               --                --
     Capital lease obligations incurred                 --               --               $38
     Issuance of EIS stock                             $14              $11                --

Depreciation and amortization:
     Property, plant and equipment                    $325             $207              $190
     Nuclear fuel                                      149              104                62
     Regulatory assets                                  53               --               424
     Decommissioning                                    46               29                29
     Goodwill                                           34                1                --
     Leased property                                    --               17                60
                                                      ----             ----              ----
                                                      $607             $358              $765
                                                      ====             ====              ====


Supplemental Balance Sheet Information

Investments
                                                                   December 31,
                                                              2000              1999
                                                              ----              ----
Investment in Sithe                                         $  704            $   --
Direct financing leases                                        409                --
Energy services and other ventures                             185                57
Affordable housing projects                                     88                --
Emission allowances                                             82                --
Investment in AmerGen                                           44                40
Investments in subsidiaries and joint ventures                  36                --
Communications ventures                                         35                24
Marketable securities                                           --                 9
                                                            ------             -----
         Total                                              $1,583             $ 130
                                                            ======             =====

Prior to the merger, Unicom entered into a like-kind exchange transaction. Under the transaction, Unicom invested approximately $1.6 billion in passive generating station leases with two separate entities. The generating stations were leased back to such entities as part of the transaction. For financial accounting purposes, the investments are accounted for as direct financing lease investments. Under the terms of the lease agreements, Exelon received a prepayment of $1.2 billion in the fourth quarter, which reduced the investment in the lease. There are no minimum scheduled lease payments to be received over the next five years. The components of the net investment in the direct financing leases as of December 31, 2000 are as follows:

Total minimum lease payments                   $1,492
Less: Unearned income                           1,083
                                               ------
                                               $  409
                                               ======

Regulatory Assets

                                                             December 31,
                                                         2000               1999
                                                         ----               ----
   Competitive transition charge                      $ 5,218            $ 5,275
   Recoverable deferred income taxes (see Note 13)        632                638
   Nuclear decommissioning costs                          719                 --
   Recoverable transition costs                           385                 --
   Loss on reacquired debt                                 99                 71
   Compensated absences                                     4                  4
   Non-pension postretirement benefits                     78                 84
                                                      -------             ------
     Long-Term Regulatory Assets                        7,135              6,072
   Deferred energy costs (current asset)                   86                  7
                                                      -------             ------
     Total                                            $ 7,221             $6,079
                                                      =======             ======

         At December 31, 2000 and 1999, the Competitive Transition Charge (CTC) includes the unamortized balance of $4.8 billion and $3.9 billion, respectively, of Intangible Transition Property (ITP) sold to PECO Energy Transition Trust
(PETT) in connection with the securitization of PECO's stranded cost recovery. ITP represents the irrevocable right of PECO or its assignee to collect non-bypassable charges from customers to recover stranded costs.


7. Earnings Per Share

         Diluted earnings per share are calculated by dividing net income by the weighted average shares of common stock outstanding including shares issuable upon exercise of stock options outstanding under Exelon's stock option plans considered to be common stock equivalents. The following table shows the effect of these stock options on the weighted average number of shares outstanding used in calculating diluted earnings per share (in millions):

                                                  2000     1999     1998
                                                  ----     ----     ----
Average Common Shares Outstanding                  202      196      223
Assumed Exercise of Stock Options                    2        1        1
                                                 -----    -----    -----
Average Dilutive Common Shares Outstanding         204      197      224
                                                 =====    =====    =====


8. Accounts Receivable

         Accounts receivable -- Customer at December 31, 2000 and 1999 included unbilled operating revenues of $498 million and $153 million, respectively. The allowance for uncollectible accounts at December 31, 2000 and 1999 was $200 million and $112 million, respectively.

         Accounts receivable -- Other at December 31, 2000 and 1999 included demand notes receivable from a communications investment in the amount of $153 million. The average interest rate on the notes receivable was 6.22% and 5.66% at December 31, 2000 and 1999, respectively. Interest income related to the notes receivable was $10 million and $6 million in 2000 and 1999, respectively.

         PECO is party to an agreement with a financial institution under which it can sell or finance with limited recourse an undivided interest, adjusted daily, in up to $225 million of designated accounts receivable until November 2005. At December 31, 2000, PECO had sold a $225 million interest in accounts receivable, consisting of a $185 million interest in accounts receivable which PECO accounted for as a sale under SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," and a $40 million interest in special-agreement accounts receivable which was accounted for as a long-term note payable. See Note 12 - Long-Term Debt. PECO retains the servicing responsibility for these receivables. The agreement requires PECO to maintain the $225 million interest, which, if not met, requires PECO to deposit cash in order to satisfy such requirements. At December 31, 2000 and 1999, PECO met this requirement and was not required to make any cash deposits.


9. Property, Plant, and Equipment

         A summary of property, plant and equipment by classification as of December 31, 2000 and 1999 is as follows:

                                                                2000              1999
                                                                ----              ----
Electric -- Transmission & Distribution                        $9,447           $3,953
Electric -- Generation                                          4,044            1,942
Gas                                                             1,181            1,176
Common                                                            408              408
Nuclear Fuel                                                    2,341            1,551
Construction Work in Progress                                   1,189              232
Leased Property                                                     2                2
Other Property, Plant and Equipment                             1,274              152
                                                              -------          -------
   Total Property, Plant and Equipment                         19,886            9,416
   Less Accumulated Depreciation (including accumulated
      amortization of nuclear fuel of $1,445 and $1,281 in
      2000 and 1999, respectively)                              6,950            4,412
                                                             --------          -------
Property, Plant and Equipment, net                            $12,936           $5,004
                                                              =======           ======


10. Jointly Owned Electric Utility Plant

         Exelon's undivided ownership interests in jointly owned electric utility plant at December 31, 2000, were as follows:

                                          Production Plant
                      ----------------------------------------------------------
                                                                                       Transmission
                      Peach                                               Quad           and Other
                      Bottom     Salem      Keystone      Conemaugh       Cities           Plant
                      ------     -----      --------      ---------       ------     ----------------
Operator              PECO       PSE&G         Sithe        Sithe         ComEd        Various Co.
                      ----       -----         -----        -----         -----        -----------
Participating Interest  46.25%     42.59%       20.99%       20.72%         75%        21% to 43%

Exelon's Share:
Utility Plant           $378       $3           $120         $190          $84           $80
Accumulated
   Depreciation         $214       $3           $94          $118          $ 2           $31
Construction
   Work in Progress     $41        $41          $4           $10           $38           $--

         Exelon's undivided ownership interests are financed with Exelon funds and, when placed in service, all operations are accounted for as if such participating interests were wholly owned facilities.

         On September 30, 1999, Exelon reached an agreement to purchase an additional 7.51% ownership interest in Peach Bottom Atomic Power Station (Peach Bottom) from Atlantic City Electric Company and Delmarva Power & Light Company for $18 million. On December 24, 2000, Exelon completed the purchase of Delmarva Power & Light Company's 3.755% interest in Peach Bottom for $9 million. The purchase of Atlantic City Electric Company's ownership interest is still pending regulatory approval which is expected in 2001.

11. Notes Payable, Banks

                                                   2000       1999      1998
                                                   ----       ----      ----
Average borrowings                                 $186       $242      $209
Average interest rates, computed on daily basis    6.62%      5.62%     5.83%
Maximum borrowings outstanding                     $500       $728      $525
Average interest rates, at December 31             7.18%      6.80%     6.17%

         Exelon, PECO and ComEd entered into a $2 billion unsecured revolving credit facility on December 20, 2000 with a group of banks. This credit facility is used principally to support the commercial paper programs of Exelon, PECO and ComEd. At December 31, 2000 and 1999, the amount of commercial paper outstanding was $161 million and $142 million, respectively. At December 31, 1999, Exelon had $21 million of borrowings on lines of credit.

         In October 2000, Exelon obtained a $1.25 billion term loan due June 30, 2001 to finance the cash consideration paid to former holders of Unicom common stock in connection with the Merger Transaction and to finance the purchase of its 49.9% interest in Sithe in December 2000. Interest rates on the advances from the credit facility are based on the London Interbank Offering Rate (LIBOR) as of the date of the advance. On December 31, 2000, Exelon had $1,210 million outstanding on this term loan which is also reflected in Notes Payable, Bank on the Consolidated Balance Sheet. The average interest rate on this term loan for the period it was outstanding in 2000 was 7.6%. Exelon expects to refinance this term loan on or before its due date.

12. Long Term Debt

                                                                      Maturity        At December 31,
                                                                                      ---------------
                                                        Rates           Date          2000       1999
                                                        -----           ----          ----       ----
ComEd Transitional Trust
Notes Series 1998-A:                                 5.29%-5.74%      2001-2008     $2,720     $   --

PETT
Bonds Series 1999-A:
         Fixed rates                                 5.48%-6.13%    2001-2008(a)     2,706      2,826
         Floating rates                             6.955%-7.03%    2004-2007(a)     1,132      1,132
PETT
Bonds Series 2000-A:                                 7.18%-7.65%    2001-2009(a)     1,000         --

First and Refunding Mortgage Bonds (b) (c):
         Fixed rates                                4.40%-10.25%      2001-2024      4,260      1,538
         Floating rates                                 4.28%         2011-2015        154        154

Notes payable                                        6.40%-9.20%      2002-2023      1,459         38
Pollution control notes:
         Fixed rates                                   5.875%           2007            46         --
         Floating rates                                 4.73%         2009-2034        461        369

Notes payable - accounts
      receivable agreement                              6.66%           2005            40         49
Sinking fund debentures                             2.875%-4.75%      2001-2011         27         --
                                                                                  --------  ---------

Total Long-Term debt (d)                                                            14,005      6,106
      Unamortized debt discount and premium, net                                      (139)        (9)
      Due within one year                                                             (908)      (128)
                                                                                 ---------   --------
Long-Term debt                                                                     $12,958     $5,969
                                                                                 =========   ========


(a) The maturity date represents the expected final payment date which is the date when all principal and interest of the related class of transition bonds is expected to be paid in full in accordance with the expected amortization schedule for the applicable class. The date when all principal and interest must be paid in full for the PETT Bonds Series 1999-A and 2000-A are 2003 through 2009 and 2003 through 2010, respectively. The current portion of transition bonds is based upon the expected maturity date.

(b) Utility plant of PECO and ComEd is subject to the liens of their respective mortgage indentures.

(c) Includes first mortgage bonds issued under the PECO and ComEd mortgage indentures securing pollution control notes.

(d) Long-term debt maturities in the period 2001 through 2005 and thereafter are as follows:

           2001                   $    908
           2002                      1,491
           2003                      1,622
           2004                      1,101
           2005                      1,426
           Thereafter                7,457
                                  --------
           Total                   $14,005
                                   =======

         In 1999, PECO entered into treasury forwards associated with the anticipated issuance of the Series 2000-A Transition Bonds. On May 2, 2000, these instruments were settled with net proceeds to the counterparties of $13 million which has been deferred and is being amortized over the life of the Series 2000-A Transition Bonds as an increase to interest expense consistent with Exelon's hedge accounting policy.

         In 1998, PECO entered into treasury forwards and forward starting interest rate swaps to manage interest rate exposure associated with the anticipated issuance of the Series 1999-A Transition Bonds. On March 18, 1999, these instruments were settled with net proceeds of $80 million to PECO which were deferred and are being amortized over the life of the Series 1999-A Transition Bonds as a reduction of interest expense consistent with Exelon's hedge accounting policy. At December 31, 2000 and 1999, the unamortized net gain was $51 million and $71 million, respectively.

         In 2000, 1999 and 1998, Exelon incurred extraordinary charges aggregating $6 million ($4 million, net of tax), $62 million ($37 million, net of tax) and $34 million ($20 million, net of tax), respectively, consisting of prepayment premiums and the write-offs of unamortized deferred financing costs associated with the early retirement of debt.


13. Income Taxes

Income tax expense (benefit) is comprised of the following components:

                                                For the Year Ended December 31,
                                                -------------------------------
                                            2000              1999              1998
                                            ----              ----              ----
Included in operations:
Federal
     Current                                 $ 163           $  293            $  358
     Deferred                                  163                6              (109)
     Investment tax credit, net                (15)             (14)              (18)
State
     Current                                    --               72                95
     Deferred                                   30                1                (6)
                                           -------         --------           --------
                                             $ 341           $  358            $  320
                                             =====           ======            ======

Included in extraordinary item:
Federal
     Current                                    (2)             (19)              (11)
State
     Current                                    --               (6)               (3)
                                           -------         ---------         ---------
                                             $  (2)          $  (25)           $  (14)
                                           ========         ========         =========

Included in cumulative effect of a change in accounting principle:
Federal
     Deferred                                   13               --                --
State
     Deferred                                    3               --                --
                                          --------        ---------          --------
                                           $    16        $      --          $     --
                                           =======        =========          ========

The total income tax provisions, excluding the extraordinary item and cumulative effect of a change in accounting principle, differed from amounts computed by applying the federal statutory tax rate to pre-tax income as follows:

                                                 For the Year Ended December 31,
                                                 -------------------------------
                                              2000             1999              1998
                                              ----             ----              ----
Income Before Extraordinary Items and
Cumulative Effect of a Change in
    Accounting Principle                     $ 566            $ 607             $ 520
Income Taxes                                   341              358               320
                                             -----            -----             -----
Income Before Income Taxes
    Extraordinary Items and Cumulative
    Effect of a Change in Accounting
      Principle                              $ 907            $ 965             $ 840
Income taxes on above at federal
  statutory rate of 35%                      $ 317            $ 338             $ 294
Increase (decrease) due to:
    Property basis differences                   1               (8)              (10)
    State income taxes, net of federal income
      tax benefit                               19               46                58
    Amortization of investment tax credit      (15)             (14)              (18)
    Amortization of goodwill                     8               --                --
    Prior period income taxes                    4               (7)              (13)
    Dividends on PECO Preferred Stock            4                4                 4
    Other, net                                   3               (1)                5
                                             -----            -----             -----
Income Taxes                                 $ 341            $ 358             $ 320
                                             =====            =====             =====
Effective income tax rate                    37.6%            37.1%             38.1%
                                             =====            =====             =====

Provisions for deferred income taxes consist of the tax effects of the following temporary differences:

                                                 For the Year Ended December 31,
                                                 -------------------------------
                                              2000              1999               1998
                                              ----              ----               ----
Depreciation and amortization              $   200            $  23              $ 140
Deferred generation charges recoverable        (23)              --               (175)
Transition bond hedge                           29              (29)                --
Deferred energy costs                           10               (9)                (2)
Retirement and separation programs             (31)               7                (51)
Merger cost                                    (25)              --                 --
Alternative minimum tax credits                 (4)              --                (42)
Other                                           37               15                 15
                                              ----           ------             ------
      Subtotal                                 193                7               (115)
Cumulative effect of a change in
     accounting principle                       16               --                 --
                                              ----           ------             ------
Total                                         $209           $    7              $(115)
                                              ====           ======             ======

The tax effect of temporary differences giving rise to Exelon's net deferred tax liability as of December 31, 2000 and 1999 is as follows:

                                                           2000          1999
                                                           ----          ----
Nature of temporary difference:
Plant basis difference                                    $4,535       $2,703
Deferred investment tax credit                               330          286
Deferred debt refinancing costs                               48           37
Deferred gain on like kind exchange                          466           --
Deferred pension and postretirement obligations             (437)        (148)
Other, net                                                  (265)        (167)
                                                          ------       ------
     Deferred income taxes (net) on the balance sheet     $4,677       $2,711
                                                          ======       ======


         In accordance with SFAS No. 71, Exelon has recorded a recoverable deferred income tax asset of $632 million and $638 million at December 31, 2000 and 1999, respectively. These balances are applicable only to regulated assets, as a result of the discontinuance of SFAS No. 71 for Exelon's electric generation operations. These recoverable deferred income taxes include the deferred tax effects associated principally with liberalized depreciation accounted for in accordance with the ratemaking policies of the PUC and ICC, as well as the revenue impacts thereon, and assume continued recovery of these costs in future rates.

         The Internal Revenue Service is currently auditing certain Exelon's subsidiaries federal tax returns for 1996 through 1999. The current audits are not expected to have an adverse impact on financial condition or results of operations of Exelon.


14. Retirement Benefits

         Exelon and its subsidiaries have defined benefit pension plans and postretirement benefit plans applicable to essentially all PECO and ComEd employees and certain employees of other subsidiaries. Benefits under these plans reflect each employee's compensation, years of service and age at retirement. Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. The following tables provide a reconciliation of benefit obligations, plan assets and funded status of the plans.

                                                             Pension Benefits              Other Postretirement Benefits
                                                             ----------------              -----------------------------
                                                          2000              1999              2000              1999
                                                        -------           -------           -------           -------
Change in Benefit Obligation:
Net benefit obligation at beginning of year             $ 2,054           $ 2,310           $   798           $   848
Service cost                                                 39                29                24                19
Interest cost                                               219               154                83                57
Plan participants' contributions                             --                --                 1                --
Plan amendments                                              --                25                --                --
Actuarial (gain)loss                                        228              (300)              144               (77)
Acquisitions                                              4,231                --             1,228                --
Curtailments/Settlements                                    (74)               --                 4                --
Special termination benefits                                217                --                48                --
Gross benefits paid                                        (219)             (164)              (55)              (49)
                                                        -------           -------           -------           -------
Net benefit obligation at end of year                   $ 6,695           $ 2,054           $ 2,275           $   798
                                                        =======           =======           =======           =======

Change in Plan Assets:
Fair value of plan assets at beginning of year          $ 2,982           $ 2,745           $   244           $   223
Actual return on plan assets                                173               400                (7)               20
Employer contributions                                        2                 1                84                50
Plan participants' contributions                             --                --                 1                --
Acquisitions                                              4,062                --               921                --
Gross benefits paid                                        (219)             (164)              (55)              (49)
                                                        -------           -------           -------           -------
 Fair value of plan assets at end of year               $ 7,000           $ 2,982           $ 1,188           $   244
                                                        =======           =======           =======           =======


Funded status at end of year                            $   305           $   928           $(1,087)          $  (554)
Miscellaneous adjustment                                     --                --                 5                --
Unrecognized net actuarial (gain)loss                      (777)           (1,129)              143               (43)
Unrecognized prior service cost                              77                85                --                --
Unrecognized net transition obligation (asset)              (21)              (26)              122               154
                                                        -------           -------           -------           -------
Net amount recognized at end of year                    $  (416)          $  (142)          $  (817)          $  (443)
                                                        =======           =======           =======           =======

Amounts recognized in the consolidated
  balance sheets consist of:
 Prepaid benefit cost                                   $   151           $    71                 2               N/A
 Accrued benefit cost                                      (567)             (213)             (819)             (443)
                                                        -------           -------           -------           -------
Net amount recognized at end of year                    $  (416)          $  (142)          $  (817)          $  (443)
                                                        =======           =======           =======           =======

                                                  Pension Benefits                Other Postretirement Benefits
                                             -------------------------            -----------------------------
                                              2000      1999     1998          2000         1999         1998
                                             -----     -----    -----         -----        -----        -----
Weighted-average assumptions
  as of December 31,
Discount rate                                 7.60%     8.00%    7.00%          7.60%      8.00%        7.00%
Expected return on plan assets                9.50%     9.50%    9.50%          8.00%      8.00%        8.00%
Rate of compensation increase                 4.30%     5.00%    5.00%          4.30%      5.00%        5.00%
Health care cost trend on covered charges      N/A       N/A      N/A           7.00%      8.00%        6.50%
                                                                           decreasing     decreasing    decreasing
                                                                           to ultimate    to ultimate   to ultimate
                                                                           trend of 5.0%  trend of 5.0% trend of 5.0%
                                                                           in 2005        in 2006       in 2002

                                                  Pension Benefits                 Other Postretirement Benefits
                                             -------------------------             -----------------------------
                                            2000         1999         1998        2000         1999         1998
                                           -----        -----        -----        -----        -----        -----
Components of net periodic benefit cost (benefit):
Service cost                               $  39        $  29        $  30        $  24        $  19        $  18
Interest cost                                219          154          154           83           57           54
Expected return on assets                   (316)        (222)        (210)         (34)         (16)         (13)
Amortization of:
 Transition obligation (asset)                (4)          (4)          (5)          12           12           15
 Prior service cost                            7            5            6           --           --           --
 Actuarial (gain)loss                        (26)          (8)          (7)          --           --           --
Curtailment charge (credit)                  (12)          --          (62)          24           --           53
Settlement charge (credit)                   (16)          --          (13)          --           --           --
                                           -----        -----        -----        -----        -----        -----
 Net periodic benefit cost (benefit)       $(109)       $ (46)       $(107)       $ 109        $  72        $ 127
                                           =====        =====        =====        =====        =====        =====

Special termination benefit charge         $ 217        $  --        $ 114        $  48        $  --        $  30
                                           =====        =====        =====        =====        =====        =====

Sensitivity of retiree welfare results
Effect of a one percentage point increase in assumed health care cost trend
  on total service and interest cost components                                      $   34
  on postretirement benefit obligation                                               $  325
Effect of a one percentage point decrease in assumed health care cost trend
   on total service and interest cost components                                     $  (27)
   on postretirement benefit obligation                                              $ (263)

         Prior service cost is amortized on a straight line basis over the average remaining service period of employees expected to receive benefits under the plans.

         During 2000, costs were recognized for special termination benefits in connection with the enhanced retirement and severance benefits provided under to employees expected to be terminated as a result of the Merger Transaction. Special termination benefits of $217 million represented PECO's accelerated separation and enhancement benefits of $96 million and ComEd's accelerated liability increase of $121 million inclusive of $96 million for separation benefits and $25 million for plan enhancements under Exelon's MSP. In addition, Exelon recognized settlement and curtailment credits of $28 million in connection with Exelon's MSP. During 1999, all retirees and beneficiaries who began receiving benefit payments prior to January 1, 1994 were granted a cost-of-living adjustment resulting in a $25 million increase in the projected benefit obligation. During 1998, costs were recognized for special termination benefits in connection with the retirement incentives and enhanced severance benefits provided under the Early Retirement and Separation Program.

         Exelon provides certain health care and life insurance benefits for retired employees. Exelon employees become eligible for these benefits if they retire from Exelon with ten years of service. Certain benefits for active employees are provided by several insurance companies whose premiums are based upon the benefits paid during the year.

         Additionally, Exelon maintains a nonqualified supplemental retirement plan which covers any excess pension benefits that would be payable to management employees under the qualified plan but which are limited by the Internal Revenue Code. The fair value of plan assets excludes $24 million held in a grantor trust as of December 31, 2000 for the payment of benefits under the supplemental plan and $9 million held in a grantor trust as of December 31, 2000 for the payment of postretirement medical benefits.

         Exelon sponsors savings plans for the majority of its employees. The plans allow employees to contribute a portion of their pretax income in accordance with specified guidelines. Exelon matches a percentage of the employee contribution up to certain limits. The cost of Exelon's matching contribution to the savings plans totaled $17 million, $7 million, and $7 million in 2000, 1999, and 1998, respectively.


15. Preferred Securities of Subsidiaries

Preferred and Preference Stock
         At December 31, 2000 and 1999, Series Preference Stock of PECO, no par value, consisted of 100,000,000 shares authorized, of which no shares were outstanding. At December 31, 2000 and 1999, cumulative Preferred Stock of PECO, no par value, consisted of 15,000,000 shares authorized and the amounts set forth below:

                                                          Shares Outstanding              Amount
                                                          ------------------              ------
                                            Current                      At December 31,
                                            Redemption    ---------------------------------------------
                                            Price (a)      2000       1999          2000         1999
                                            ---------      ----       ----          ----         ----
Series (without mandatory redemption)
$4.68                                        $104.00      150,000     150,000       $ 15         $ 15
$4.40                                         112.50      274,720     274,720         27           27
$4.30                                         102.00      150,000     150,000         15           15
$3.80                                         106.00      300,000     300,000         30           30
$7.48                                        (b)          500,000     500,000         50           50
                                                          -------     -------       ----         ----
                                                        1,374,720   1,374,720        137          137
Series (with mandatory redemption)
$6.12                                        (c)          370,800     556,200         37           56
                                                          -------     -------      -----        -----
Total preferred stock                                   1,745,520   1,930,920       $174         $193
                                                        =========   =========       ====         ====

(a) Redeemable, at the option of PECO, at the indicated dollar amounts per share, plus accrued dividends.

(b) None of the shares of this series is subject to redemption prior to April 1, 2003.

(c) PECO exercised its right to double (to 370,800 shares, from the original 185,400 share requirement) the first annual sinking fund requirement for the $6.12 Series on August 2, 1999. PECO made the annual sinking fund payment of $18.5 million on August 2, 2000. Future annual sinking fund requirements in 2001 and 2002 are $18.5 million.

At December 31, 2000, ComEd Series $1.425 Convertible Preferred Stock, ComEd Prior Preferred Stock and ComEd Preference Stock consisted of 51,773, 850,000 and 6,810,451 shares authorized, respectively, none of which were outstanding.

Company Obligated Mandatorily Redeemable Preferred Securities

         At December 31, 2000 and 1999, subsidiary trusts of PECO and ComEd had outstanding the following preferred securities:

                                                              Trust Securities Outstanding     Amount
                                                              ----------------------------     ------
                       Mandatory         Distri-  Liqui-        At December 31,
                      Redemption         bution   dation        ---------------
                         Date             Rate     Value      2000         1999           2000       1999
                         ----             ----     -----      -----------------------   -------     -----
PECO Energy
  Capital Trust II       2037             8.00%  $    25     2,000,000    2,000,000      $  50      $  50
PECO Energy
  Capital Trust III      2028             7.38%    1,000        78,105       78,105         78         78
                                                             ---------    ---------      -----      -----
       Total                                                 2,078,105    2,078,105      $ 128      $ 128
                                                             =========    =========      =====      =====

ComEd Financing I        2035             8.48%  $    25     8,000,000           --      $ 200         --
ComEd Financing II       2027             8.50%    1,000       150,000           --        150         --
Unamortized Discount                                                                       (22)        --
                                                             ---------    ---------      -----      -----
       Total                                                 8,150,000           --      $ 328         --
                                                             =========    =========      =====      =====

         The securities issued by the PECO trusts represent Company Obligated Mandatorily Redeemable Preferred Securities of a Partnership (COMRPS) having a distribution rate and liquidation value equivalent to the trust securities. The COMRPS are the sole assets of these trusts and represent limited partnership interests of PECO Energy Capital, L.P. (Partnership), a Delaware limited partnership. Each holder of a trust's securities is entitled to withdraw the corresponding number of COMRPS from the trust in exchange for the trust securities so held. Each series of COMRPS is supported by PECO's deferrable interest subordinated debentures, held by the Partnership, which bear interest at rates equal to the distribution rates on the related series of COMRPS.

         ComEd Financing I and ComEd Financing II are wholly owned subsidiary trusts of ComEd. Each ComEd trust's sole assets are subordinated deferrable interest securities issued by ComEd bearing interest rates equivalent to the distribution rate of the related trust security.

         The  interest  expense  on  the  debentures  and  deferrable   interest
securities is included in Distributions on Preferred Securities of Subsidiaries in the Consolidated Statements of Income and is deductible for tax purposes.



16. Common Stock

         At December 31, 2000 and 1999, common stock without par value consisted of 600,000,000 and 500,000,000 shares authorized and 319,005,112 and 181,271,692 shares outstanding, respectively.

Stock Repurchase
         In January 2000, in connection with the Merger Agreement, PECO entered into a forward purchase agreement to purchase $500 million of its common stock from time to time. Settlement of this forward purchase agreement was, at PECO's election, on a physical, net share or net cash basis. In May 2000, PECO utilized a portion of the proceeds from the securitization of its stranded cost recovery to physically settle this agreement, resulting in the repurchase of 12 million shares of common stock for $496 million. In connection with the settlement of this agreement, PECO received $1 million in accumulated dividends on the repurchased shares and paid $6 million of interest.

         During 1997, PECO's Board of Directors authorized the repurchase of up to 25 million shares of its common stock from time to time through open-market, privately negotiated and/or other types of transactions in conformity with the rules of the SEC. Pursuant to these authorizations, PECO entered into forward purchase agreements to be settled from time to time, at PECO's election, on a physical, net share or net cash basis. PECO utilized the proceeds from the securitization of a portion of its stranded cost recovery in the first quarter of 1999, to physically settle these agreements, resulting in the purchase of 21 million shares of common stock for $696 million. In connection with the settlement of these agreements, PECO received $18 million in accumulated dividends on the repurchased shares and paid $6 million of interest.

Stock-Based Compensation Plans
         Exelon maintains a Long-Term Incentive Plan (LTIP) for certain full-time salaried employees and previously maintained a broad-based incentive program for certain other employees. The types of long-term incentive awards that have been granted under the LTIP are non-qualified options to purchase shares of Exelon's common stock and common stock awards. The types of long-term incentive awards that have been granted under the broad-based incentive program are non-qualified options to purchase shares of Exelon's common stock. At December 31, 2000, there were 9,000,000 options authorized for issuance under the LTIP and 2,000,000 options authorized under the broad-based incentive program. Exelon uses the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." If Exelon elected to account for its stock-based compensation plans based on SFAS No. 123, it would have recognized compensation expense of $60 million, $10 million and $6 million, for 2000, 1999 and 1998, respectively. In addition, net income would have been $526 million, $560 million and $494 million for 2000, 1999 and 1998, respectively, and earnings per share would have been $2.58, $2.84 and $2.20 for 2000, 1999 and 1998, respectively.

         The exercise price of the stock options is equal to the fair market value of the underlying stock on the date of option grant. Options granted under the LTIP and the broad-based incentive program become exercisable upon attainment of a target share value and/or time. All options expire 10 years from the date of grant. Information with respect to the LTIP and the broad-based incentive program at December 31, 2000 and changes for the three years then ended, is as follows:

                                        Weighted                Weighted                 Weighted
                                        Average                 Average                  Average
                                        Exercise                Exercise                 Exercise
                                        Price                   Price                    Price
                            Shares      (per share)   Shares     (per share)    Shares    (per share)
                            2000        2000          1999       1999           1998      1998
----------------------------------------------------------------------------------------------------------

Balance at January 1         6,065,897   $ 31.91    4,663,008    $ 27.71     3,816,794     $ 26.14
Options granted/assumed     11,089,051(a)  46.09    2,049,789      39.32     3,087,558       28.37
Options exercised           (1,725,058)    31.79     (568,000)     25.17    (2,130,744)      23.86
Options canceled              (142,031)    39.95     (78,900)      38.14     (110,600)       26.40
                              ---------            ----------                ---------

Balance at December 31      15,287,859     42.13    6,065,897      31.91     4,663,008       27.71
                            ==========              =========                =========

Exercisable at
       December 31           4,953,942     30.04    3,331,903      25.60     3,462,550       23.91
                             =========              =========                =========

Weighted average fair value
 of options granted during
 year                                    $ 16.62                  $  8.24                 $  3.43
                                         =======                  =======                 =======

(a)      Includes 5.3 million options converted in the Merger.

         The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2000, 1999, and 1998, respectively:

                                       2000         1999         1998
                                       ----         ----         ----
         Dividend yield                 3.6%         5.7%        6.8%
         Expected volatility           36.8%        30.5%       21.4%
         Risk-free interest rate        5.9%         5.9%        5.5%
         Expected life (years)          5.0          9.5         9.5

At December 31, 2000, the options outstanding, based on ranges of exercise prices, were as follows:

                                   Options Outstanding                       Options Exercisable
                        ----------------------------------------         -------------------------
                                      Weighted
                                      Average
                                      Remaining       Weighted                           Weighted
                                      Contractual     Average                            Average
Range of                Number        Life            Exercise            Number         Exercise
Exercise Prices         Outstanding   (years)         Price               Exercisable    Price
-----------------   ----------------------------------------------      ---------------------------
$15.01-$20.00             680,700          6.81          $19.67              680,700        $19.67
$20.01-$25.00           1,055,009          6.71           22.60            1,055,009         22.60
$25.01-$30.00           1,021,016          4.27           27.22            1,021,016         27.22
$30.01-$35.00             159,044          8.70           33.52               72,469         33.40
$35.01-$40.00           6,240,998          8.51           37.96            1,615,955         37.42
$40.01-$45.00           1,460,992          8.38           41.18              490,908         40.86
$45.01-$60.00           4,670,100          9.79           59.24               17,885         47.34
                        ---------                                         ----------

Total                  15,287,859                                          4,953,942
                       ==========                                          =========

         Exelon issued 195,725 shares, 120,300 shares and 7,000 shares of common stock awards during 2000, 1999 and 1998, respectively. Vesting for the common stock awards is over a period not to exceed 10 years from the grant date. Compensation cost of $9 million, $5 million and $0.2 million, respectively, associated with these awards is amortized to expense over the vesting period. The related accumulated amortization was approximately $7 million and $2 million at December 31, 2000 and 1999, respectively.


17. Financial Instruments

         Fair values of financial instruments, including liabilities, are estimated based on quoted market prices for the same or similar issues. The carrying amounts and fair values of Exelon's financial instruments as of December 31, 2000 and 1999 were as follows:

                                                   2000                         1999
                                         -----------------------       ------------------------
                                          Carrying                     Carrying
                                          Amount       Fair Value      Amount       Fair Value
                                          --------     ----------      --------     ----------

Non-derivatives:
Assets
     Cash and cash equivalents              $  840        $  840        $  228        $  228
     Trust accounts for decommissioning
       nuclear plants                        3,109         3,109           408           408
     Marketable securities                      --            --             9             9
Liabilities
     Long-term debt (including amounts
     due within one year)                   13,866        14,336         6,097         5,822
Preferred Securities of Subsidiaries           630           601           321           254
Derivatives:
     Interest rate swaps                        --           (19)           --            36
     Forward interest rate swaps                --            40            --            66
     Energy swap contract                       34            34            --            --

         Financial instruments which potentially subject Exelon to concentrations of credit risk consist principally of cash equivalents and customer accounts receivable. Exelon places its cash equivalents with high-credit quality financial institutions. Generally, such investments are in excess of the Federal Deposit

Insurance Corporation limit. Concentrations of credit risk with respect to customer accounts receivable are limited due to Exelon's large number of customers and their dispersion across many industries.

         The fair value of derivatives generally reflects the estimated amounts that Exelon would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotes are available for all of Exelon's derivatives.

         Exelon entered into interest rate swaps relating to two variable rate series of transition bonds in the aggregate notional amount of $1.1 billion with an average interest rate of 6.65%. Exelon has also entered into forward starting interest rate swaps relating to two variable rate series of transition bonds in the aggregate notional amount of $1.1 billion with an average interest rate of 6.01%. In anticipation of the refinancing of a portion of the two variable rate series of transition bonds in the first quarter of 2001, Exelon settled $318 million of the forward starting interest rate swaps in December 2000. The notional amount of derivatives do not represent amounts that are exchanged by the parties and, thus, are not a measure of Exelon's exposure. The amounts exchanged are calculated on the basis of the notional or contract amounts, as well as on the other terms of the derivatives, which relate to interest rates and the volatility of these rates.

         Exelon would be exposed to credit-related losses in the event of non-performance by the counterparties that issued the derivative instruments. Exelon does not expect that counterparties to the interest rate swaps will fail to meet these obligations, given their high credit ratings. The credit exposure of derivatives contracts is represented by the fair value of contracts at the reporting date. Exelon's interest rate swaps are documented under master agreements. Among other things, these agreements provide for a maximum credit exposure for both parties. Payments are required by the appropriate party when the maximum limit is reached.


18. Commitments and Contingencies

Capital Commitments
         Exelon estimates that it will spend approximately $2.7 billion for capital expenditures and other investments in 2001. Exelon has commitments to provide AmerGen with capital contributions equivalent to 50% of the purchase price of any acquisitions AmerGen makes in 2001. In addition, Exelon and British Energy have each agreed to provide up to $100 million to AmerGen at any time for operating expenses. See Note 3 - Acquisitions: AmerGen Energy Company, LLC.

Nuclear Insurance
         The Price-Anderson Act limits the liability of nuclear reactor owners for claims that could arise from a single incident. The current limit is $9.5 billion and is subject to change to account for the effects of inflation and changes in the number of licensed reactors. Through its subsidiaries, Exelon carries the maximum available commercial insurance of $200 million and the remaining $9.3 billion is provided through mandatory participation in a financial protection pool. Under the Price-Anderson Act, all nuclear reactor licensees can be assessed up to $89 million per reactor per incident, payable at no more than $10 million per reactor per incident per year. This assessment is subject to inflation and state premium taxes. In addition, the U.S. Congress could impose revenue-raising measures on the nuclear industry to pay claims.

         Exelon carries property damage, decontamination and premature decommissioning insurance for each station loss resulting from damage to its nuclear plants. In the event of an accident, insurance proceeds must first be used for reactor stabilization and site decontamination. If the decision is made to decommission the facility, a portion of the insurance proceeds will be allocated to a fund, which Exelon is required by the Nuclear Regulatory Commission (NRC) to maintain, to provide for decommissioning the facility. Exelon is unable to predict the timing of the availability of insurance proceeds to Exelon and the amount of such proceeds which would be available. Under the terms of the various insurance agreements, Exelon could be assessed up to $69 million for losses incurred at any plant insured by the insurance companies. Exelon is self-insured to the extent that any losses may exceed the amount of insurance maintained. Such losses could have a material adverse effect on Exelon's financial condition and results of operations.

         Additionally, through its subsidiaries, Exelon is a member of an industry mutual insurance company that provides replacement power cost insurance in the event of a major accidental outage at a nuclear station. The premium for this coverage is subject to assessment for adverse loss experience. Exelon's maximum share of any assessment is $18 million per year.

         In addition, Exelon participates in the American Nuclear Insurers Master Worker Program, which provides coverage for worker tort claims filed for bodily injury caused by a nuclear energy accident. This program was modified, effective January 1, 1998, to provide coverage to all workers whose "nuclear-related employment" began on or after the commencement date of reactor operations. Exelon will not be liable for a retrospective assessment under this new policy. However, in the event losses incurred under the small number of policies in the old program exceed accumulated reserves, a maximum retroactive assessment of up to $50 million could apply.

Nuclear Decommissioning and Spent Fuel Storage
         Exelon's current estimate of its nuclear facilities' decommissioning cost is $6.9 billion. Decommissioning costs are recoverable through regulated rates. Under rates in effect through December 31, 2000, Exelon collected and expensed approximately $46 million in 2000 from customers which was accounted for as a component of depreciation expense and accumulated depreciation for operating units and regulatory assets for retired units. At December 31, 2000 and 1999, $2.6 billion and $383 million, respectively, was included in accumulated depreciation. In order to fund future decommissioning costs, at December 31, 2000 and 1999, Exelon held $3.1 billion and $408 million, respectively, in trust accounts which are included as Investments in Exelon's Consolidated Balance Sheets and include both net unrealized and realized gains. Net unrealized gains of $539 million and $45 million, respectively, were recognized in accumulated depreciation in Exelon's Consolidated Balance Sheets at December 31, 2000 and 1999, respectively. Net realized gains of $11 million and $14 million were also recognized in accumulated depreciation in Exelon's Consolidated Balance Sheets at December 31, 2000 and 1999, respectively. Exelon believes that the amounts being recovered from customers through regulated rates and earnings on nuclear decommissioning trust funds will be sufficient to fully fund the unrecorded portion of its decommissioning obligation.

         In connection with the transfer of ComEd's nuclear generating stations to Generation, ComEd asked the ICC to approve the continued recovery of decommissioning costs after the transfer. On December 20, 2000, the ICC issued an order finding that the ICC has the legal authority to permit ComEd to continue to recover decommissioning costs from customers for the six-year term of the power purchase agreements between ComEd and Generation. Under the ICC order, ComEd is permitted to recover $73 million per year from customers for decommissioning for the years 2001 through 2004. In 2005 and 2006, ComEd can recover up to $73 million annually, depending upon the portion of the output of the former ComEd nuclear stations that ComEd purchases from Generation. Subsequent to 2006, there will be no further recoveries of decommissioning costs from customers. The ICC order also provides that any surplus funds after the nuclear stations are decommissioned must be refunded to customers. The amount of recovery in the ICC order is less than the $84 million annual amount ComEd recovered in 2000. The ICC order is currently pending appeal in the Illinois Appellate Court.

         Under the Nuclear Waste Policy Act of 1982 (NWPA), the U.S. Department of Energy (DOE) is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel and high-level radioactive waste
(SNF). ComEd and PECO, as required by the NWPA, each signed a contract with the DOE (Standard Contract) to provide for disposal of SNF from their respective nuclear generating stations. In accordance with the NWPA and the Standard Contract, ComEd and PECO pay the DOE one mill ($.001) per kilowatthour of net nuclear generation for the cost of nuclear fuel long-term storage and disposal. This fee may be adjusted prospectively in order to ensure full cost recovery. The NWPA and the Standard Contract required the DOE to begin taking possession of SNF generated by nuclear generating units by no later than January 1998. The DOE, however, failed to meet that deadline and its performance is expected to be delayed significantly. The DOE's current estimate for opening an SNF facility is 2010. This extended delay in SNF acceptance by the DOE has led to Exelon's consideration of additional dry storage alternatives.

         In July 1998, ComEd filed a complaint against the United States Government (Government) in the United States Court of Federal Claims (Court) seeking to recover damages caused by the DOE's failure to honor its contractual obligation to begin disposing of SNF in January 1998. ComEd subsequently moved for partial summary judgment on liability of its breach of contract claim. In August 2000, the United States Court of Appeals for the Federal Circuit decided two other similar cases against the Government, rejecting the Government's jurisdictional defense and granting partial summary judgment on liability for the plaintiff utilities in one of those cases. The Court later denied the Government's request for rehearing. Following that ruling, ComEd and seven other utility plaintiffs filed motions in their respective cases in the Court to set a coordinated discovery schedule on damages. On January 8, 2001, the Government filed a motion to reassign all of the SNF cases to one Court judge for purposes of consolidating the cases to address certain damage issues. Those motions are pending before the Court. ComEd has also requested that the Court grant its pending summary judgment motion on liability, particularly in light of the Federal Circuit's decision in August 2000.

         In July 2000, PECO entered into an agreement with the DOE relating to PECO's Peach Bottom nuclear generating unit to address the DOE's failure to begin removal of SNF in January 1998 as required by the Standard Contract. Under that agreement, the DOE agrees to provide PECO with credits against PECO's future contributions to the Nuclear Waste Fund over the next ten years to compensate PECO for SNF storage costs incurred as a result of the DOE's breach of the contract. The agreement also provides that, upon PECO's request, the DOE will take title to the SNF and the interim storage facility at Peach Bottom provided certain conditions are met. In November 2000, eight utilities with nuclear power plants filed a Joint Petition for Review against the DOE with the United States Court of Appeals for the Eleventh Circuit seeking to invalidate that portion of the agreement providing for credits to PECO against nuclear waste fund payments on the ground that such provision is a violation of the NWPA. PECO has intervened as a defendant in that case, which is ongoing.

         The Standard Contract with the DOE also requires that PECO and ComEd pay the DOE a one-time fee applicable to nuclear generation through April 6, 1983. PECO's fee has been paid. Pursuant to the Contract, ComEd has elected to pay the one-time fee of $277 million, with interest to the date of payment, just prior to the first delivery of SNF to the DOE. As of December 31, 2000, the liability for the one-time fee with interest was $810 million.

Energy Commitments
         Exelon's wholesale operations include the physical delivery and marketing of power obtained through its generation capacity, and long, intermediate and short-term contracts. Exelon maintains a net positive supply of energy and capacity, through ownership of generation assets and power purchase and lease agreements, to protect it from the potential operational failure of one of its owned or contracted power generating units. Exelon has also contracted for access to additional generation through bilateral long-term power purchase agreements. These agreements are firm commitments related to power generation of specific generation plants and/or are dispatchable in nature - similar to asset ownership. Exelon enters into power purchase agreements with the objective of obtaining low-cost energy supply sources to meet its physical delivery obligations to its customers. Exelon has also purchased firm transmission rights to ensure that it has reliable transmission capacity to physically move its power supplies to meet customer delivery needs. The intent and business objective for the use of its capital assets and contracts is to provide Exelon with physical power supply to enable it to deliver energy to meet customer needs. Except for hedging purposes, Exelon does not use financial contracts in its wholesale marketing activities. In 2001, Exelon anticipates the use of financial contracts to manage the risk surrounding trading for profit activities.

         Exelon has entered into bilateral long-term contractual obligations for sales of energy to load-serving entities, including electric utilities, municipalities, electric cooperatives, and retail load aggregators. Exelon also enters into contractual obligations to deliver energy to wholesale market participants who


                                                                         Pgae 32
primarily focus on the resale of energy products for delivery. Exelon provides delivery of its energy to these customers through access to its transmission assets or rights for firm transmission.

         In addition, Exelon has entered into long-term power purchase agreements with Independent Power Producers (IPP) under which Exelon makes fixed capacity payments to the IPP in return for exclusive rights to the energy and capacity of the generating units for a fixed period. The terms of the long-term power purchase agreements enable Exelon to supply the fuel and dispatch energy from the plants.

         At December 31, 2000, Exelon had long-term commitments, in millions of megawatt-hours (MWh) and dollars, relating to the purchase and sale of energy, capacity and transmission rights from unaffiliated utilities and others as expressed in the following tables:

                                    Power Only
                       -----------------------------------------
                          Purchases                   Sales
                       --------------           ----------------
                       MWh    Dollars           MWh      Dollars
                       ---    -------           ---     --------
  2001                  17      $362             36     $   840
  2002                  11       167             18         371
  2003                   9       135             15         327
  2004                   5        71              8         190
  2005                   4        61              6         148
  Thereafter             5        81              4          87
                              ------                   --------
  Total                         $877                     $1,963
                              ======                   ========

              Capacity          Capacity       Transmission
              Purchases           Sales      Rights Purchases
             in Dollars        in Dollars       in Dollars
             ----------        ----------       ----------
  2001         $  856             $  32              $  119
  2002            881                21                  35
  2003            786                16                  32
  2004            778                 3                  25
  2005            414                 3                  25
  Thereafter    5,200                 8                  80
              -------            ------            --------
  Total        $8,915              $ 83                $316
              =======            ======            ========


         In 1997, PECO entered into a power supply contract in Massachusetts. In 1999, PECO determined that, based upon anticipated prices of energy in Massachusetts through the remaining life of the power supply contract, it had incurred a loss of approximately $36 million.

         PECO entered into a final settlement of litigation in 1999 that resulted in a restructuring of power purchase agreements between PECO and a cogeneration facility. The settlement also required PECO to contribute its partnership interest in the cogeneration facility to the remaining partners. Accordingly, PECO recorded a charge to earnings of $15 million for the transfer of its partnership interest which is recorded in Other Income and Deductions on Exelon's Consolidated Statements of Income. The settlement also resolved related litigation with Westinghouse Power Generation and the Chase Manhattan Bank. Subsequently, in 1999, PECO revised its estimate for losses associated with the cogeneration facility power purchase agreements and reversed approximately $26 million of reserves, which consisted principally of the remaining balance of a reserve previously recognized in 1997.

Environmental Issues
         Exelon's operations have in the past and may in the future require substantial capital expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, Exelon, through its subsidiaries, is generally liable for the costs of remediating environmental contamination of property now or formerly owned by Exelon and of property contaminated by hazardous substances generated by Exelon. Exelon owns or leases a number of real estate parcels, including parcels on which its operations or the operations of others may have resulted in contamination by substances which are considered hazardous under environmental laws. Exelon has identified 72 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. Exelon is currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

         As of December 31, 2000 and 1999, Exelon had accrued $172 million and $57 million, respectively, for environmental investigation and remediation costs, including $140 million and $32 million, respectively, for MGP investigation and remediation, that currently can be reasonably estimated. The increases were primarily attributable to the acquisition of Unicom. Exelon cannot reasonably estimate whether it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by Exelon, environmental agencies or others, or whether such costs will be recoverable from third parties.

Leases
Minimum future operating lease payments as of December 31, 2000 were:

     2001                                          $  82
     2002                                             81
     2003                                             78
     2004                                             63
     2005                                             61
     Remaining years                                 633
                                                     ---
Total minimum future lease  payments                $998
                                                    ====

         Rental expense under operating leases totaled $41 million, $54 million, and $69 million in 2000, 1999 and 1998, respectively.

Early Retirement and Separation Program
         At December 31, 1998, PECO incurred a charge of $125 million ($74 million, net of income taxes) for its Early Retirement and Separation Program relating to 1,157 employees. The estimated cost of separation benefits was approximately $47 million. Retirement benefits of approximately $78 million are being paid to the retirees over their lives. All cash payments related to the Early Retirement and Separation Program were funded through the assets of PECO's Service Annuity Plan. The Early Retirement and Separation Program terminated on June 30, 2000.

Litigation
         Cajun Electric Power Cooperative, Inc. On May 27, 1998, the United States Department of Justice, on behalf of the Rural Utilities Service and the Chapter 11 Trustee for the Cajun Electric Power Cooperative, Inc. (Cajun), filed an action claiming breach of contract against PECO in the United States District Court for the Middle District of Louisiana arising out of PECO's termination of the contract to purchase Cajun's interest in the River Bend nuclear power plant. This action seeks the full purchase price of the 30% interest in the River Bend nuclear plant, $50 million, plus interest and consequential damages. While PECO cannot predict the outcome of this matter, PECO believes that it validly exercised its right of termination and did not breach the agreement.

         FERC Municipal Request for Refund. Three of ComEd's wholesale municipal customers filed a complaint and request for refund with the FERC alleging that ComEd failed to properly adjust their rates, as provided for under the terms of their electric service contracts, to track certain refunds made to ComEd's retail customers in the years 1992 through 1994. In the third quarter of 1998, the FERC granted the complaint and directed that refunds be made, with interest. ComEd filed a request for rehearing. On January 11, 2001, the FERC issued its Order on Rehearing Requesting Submission of Additional Information. Responsive pleadings have been filed by all parties and final FERC action is still pending. ComEd's management believes an adequate reserve has been established in connection with the case.

         Service Interruptions. In August 1999, three class action lawsuits were filed, and subsequently consolidated, in the Circuit Court of Cook County, Illinois seeking damages for personal injuries, property damage and economic losses from ComEd related to a series of service interruptions that occurred in the summer 1999. The combined effect of these interruptions resulted in over 168,000 customers losing service for more than 4 hours. Conditional class certification has been approved by the Court for the sole purpose of exploring settlement talks. A hearing on a motion filed by ComEd to dismiss the complaints is expected in March 2001. A portion of any settlement or verdict may be covered by insurance and discussions with the carrier are ongoing. Exelon's management believes adequate reserves have been established in connection with these cases.

         Reliability Investigation. In 1999, the ICC opened an investigation regarding the design and reliability of ComEd's transmission and distribution system, which was expanded during 2000 to include a circuit breaker fire that occurred in October 2000 at a ComEd substation. The ICC has issued several reports in that investigation covering the summer 1999 outages as well as the transmission and distribution system. These reports include recommendations and an implementation timetable. The recommendations are not legally binding on ComEd, however, the ICC may enforce them through litigation. Two more reports are anticipated in early 2001, and the investigation is expected to conclude by mid-2001. Since summer 1999, ComEd has devoted significant resources to improving the reliability of its transmission and distribution system. Exelon's management believes that the likelihood of a successful material claim resulting from the investigation is remote.

         Retail Rate Law. In 1996, several developers of non-utility generating facilities filed litigation against various Illinois officials claiming that the enforcement against those facilities of an amendment to Illinois law removing the entitlement of those facilities to state-subsidized payments for electricity sold to ComEd after March 15, 1996 violated their rights under the federal and state constitutions, and against ComEd for a declaratory order that their rights under their contracts with ComEd were not affected by the amendment. On August 4, 1999, the Illinois Appellate Court held that the developers' claims against the state were premature, and the Illinois Supreme Court denied leave to appeal that ruling. Developers of both facilities have since filed amended complaints repeating their allegations that ComEd breached the contracts in question, and requesting damages for such breach, in the amount of the difference between the state-subsidized rate and the amount ComEd was willing to pay for the electricity. ComEd intends to vigorously contest this matter.

Pennsylvania Real Estate Tax Appeals
         Exelon is involved in tax appeals regarding two of its nuclear facilities, Limerick (Montgomery County) and Peach Bottom (York County). Exelon is also involved in the tax appeal for Three Mile Island Unit No. 1 Nuclear Generating Facility (Dauphin County) through AmerGen. Exelon does not believe the outcome of these matters will have a material adverse effect on Exelon's results of operations or financial condition.

Other Tax Issues
         The Illinois Department of Revenue has issued a notice of tax liability to ComEd alleging deficiencies in Illinois invested capital tax payments for the years 1998-1997. The alleged deficiencies, including interest and penalties, totaled approximately $54 million as of December 31, 2000. ComEd has protested the notices, and the matter is currently pending. Interest will continue to accumulate on the alleged tax deficiencies.

General
         Exelon is involved in various other litigation matters. The ultimate outcome of such matters, while uncertain, is not expected to have a material adverse effect on Exelon's financial condition or results of operations.



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

19. Segment Information

         Exelon evaluates the performance of its business segments based on Earnings Before Interest Expense and Income Taxes (EBIT). Exelon's general corporate expenses and certain non-recurring expenses are excluded from the internal evaluation of reportable segment performance. General corporate expenses include the cost of executive management, corporate accounting and finance, information technology, risk management, human resources and legal functions and employee benefits.

         Energy Delivery consists of the retail electricity distribution and transmission businesses of ComEd in northern Illinois and PECO in southeastern Pennsylvania and the natural gas distribution business of PECO. Generation consists of electric generating facilities, power marketing operations and Exelon's interests in Sithe and AmerGen. Enterprises consists of competitive retail energy sales, energy and infrastructure services, communications and related investments. Effective January 1, 2001, Enterprises will also include the operations of Exelon Energy, which were previously included in Generation. An analysis and reconciliation of Exelon's business segment information to the respective information in the consolidated financial statements are as follows:


                Energy                                                      Intersegment
               Delivery         Generation    Enterprises    Corporate        Revenues      Consolidated
               --------         ----------    -----------    ---------        --------      ------------
Revenues:
2000            $ 4,511          $ 3,393        $   974      $      --       $ (1,379)        $  7,499
1999            $ 3,265          $ 2,896        $   116      $      --       $   (799)        $  5,478
1998            $ 3,799          $ 2,523        $    12      $      --       $ (1,009)        $  5,325

EBIT:
2000            $ 1,602          $   474        $   (71)     $    (466)(a)   $     --         $  1,539
1999            $ 1,386          $   239        $   (41)     $    (190)      $     --         $  1,394
1998            $ 1,378          $   233        $  (139)     $    (257)(a)   $     --         $  1,215

Depreciation and Amortization:
2000            $   223          $   201        $    34      $      --       $     --         $    458
1999            $   108          $   125        $     4      $      --       $     --         $    237
1998            $   533          $   110        $    --      $      --       $     --         $    643

Capital Expenditures:
2000            $   367          $   288        $    70      $      27       $     --         $    752
1999            $   205          $   245        $     1      $      40       $     --         $    491
1998            $   175          $   205        $     6      $      29       $     --         $    415

Total Assets:
2000            $27,424          $ 5,734        $ 2,277      $    (838)      $     --         $ 34,597
1999            $10,306          $ 1,734        $   640      $     407       $     --         $ 13,087
1998            $ 9,759          $ 1,687        $   217      $     385       $     --         $ 12,048

(a) Includes non-recurring items of $276 million for merger-related expenses in 2000 and $125 million in 1998 for the Early Retirement and Separation Program.

Equity in losses of communications investments of $45 million, $38 million and $54 million for 2000, 1999, and 1998, respectively, are included in the Enterprises business unit's EBIT. Equity in earnings(losses) of AmerGen of $4 million and ($0.5) million for 2000 and 1999, respectively, are included in the Generation business unit's EBIT.


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

20. Quarterly Data (Unaudited)

         The data shown below include all adjustments which Exelon considers necessary for a fair presentation of such amounts:

                                                                      Income Before
                                                                     Extraordinary Items and
                          Operating            Operating              Cumulative Effect of a               Net
                          Revenues              Income            Change in Accounting Principle         Income
                    -----------------      ------------------     ------------------------------     ----------------
                      2000      1999        2000        1999         2000           1999              2000       1999
                      ----      ----        ----        ----         ----           ----              ----       ----

Quarter ended:
March 31            $1,352    $1,267        $343(b)     $365        $ 163           $154              $192(c)    $154
June 30              1,385     1,213         313(b)      245          122             93               116(c)      66
September 30         1,629     1,729         449(b)      471          235            228               232(c)     228
December 31 (a)      3,133     1,269         422(b)      292           46            132                46        122

                                                 Earnings Per Share Before
                                               Extraordinary Items and              Earnings
                      Average Shares            Cumulative Effect of a             Per Share
                      Outstanding            Change in Accounting Principle       Net Income
                     -------------           ------------------------------     ---------------
                     2000   1999                 2000          1999             2000       1999
                     ----   ----                 ----          ----             ----       ----
                     (in millions)
Quarter ended:
March 31              184    223                $0.89         $0.69            $1.04      $0.69
June 30               174    192                 0.70          0.48             0.68       0.34
September 30          170    187                 1.38          1.22             1.37       1.22
December 31 (a)       283    184                 0.16          0.71             0.16       0.66

(a) Reflects the effects of the acquisition of Unicom as of October 20, 2000.

(b) Reflects a $276 million charge ($177 million, net of income taxes) for merger-related costs consisting of $152 million of direct incremental costs and $124 million for employee costs. Incremental merger expenses of $11 million, $9 million, $13 million and $13 million for each of the four quarters in 2000, respectively, were reflected in Operating and Maintenance Expense.

(c) Reflects a Cumulative Effect of a Change in Accounting Principle of $24 million as a result of PECO's change in accounting method for nuclear outages to recognize such expense as incurred rather than accrued over the operating cycle. See Note 4 - Accounting Change. The effects of the Change in Accounting Principle were $29 million, or $0.16 per share, $(3) million, or $(0.02) per share, and $(2) million, or $(0.01) per share in each of the first three quarters in 2000, respectively.



21. Subsequent Events

Restructuring
         During January 2001, Exelon undertook a corporate restructuring to separate Exelon's generation and other competitive businesses from its regulated energy delivery business. As part of the restructuring, the non-regulated operations and related assets of ComEd and PECO were transferred to separate subsidiaries of Exelon. Restructuring will streamline the process for managing, operating and tracking financial performance of each business segment.

PETT Refinancing
         On March 1, 2001,  Exelon  refinanced  $806  million of  floating  rate
Series 1999-A Transition Bonds through the issuance by PETT of fixed-rate transition bonds.



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